Exhibit 99.2

Rennova Health, Inc. (RNVA) Interview
CEO Seamus Lagan on Uptick Newswire – April 2023

Speakers: Kevin Davis and Seamus Lagan

Davis: On today’s show we’re bringing back a returning guest, they were last with us in February of 2023. The name of the company is Rennova Health, Inc. They trade on the OTC Exchange under the ticker symbol ‘RNVA’. With us today is the company’s CEO, Mr. Seamus Lagan. Seamus, welcome back to the show.

Lagan: Thanks Kevin, it’s nice to be back. I appreciate the opportunity.

Davis: Before we get started on the Q & A and get updates today, I would like to get an updated “about statement” so that our new listeners can get up-to-speed with what your company does.

Lagan: Thanks for that Kevin. The company is in rural healthcare; we own an operating rural hospital in Tennessee and we are in the process of opening a behavioral health facility at that facility. We have had a couple of difficult years, this is a turnaround situation we believe and we think that our recent financial filings support what we’ve been saying, that it has been an improving situation.

Davis: I want to congratulate you for getting your 10-K filed on time. In my opinion, it shows significant improvement in revenues and operations from the previous years. I know we touched on that in our last interview with you. We were looking forward to getting an update on it. Can you tell me about that?

Lagan: Of course, Kevin, thanks. First of all, it was good to get filed. It did go down to the line but it got filed. I believe it does demonstrate the improvements that we have been speaking about, including in the last podcast. The revenues were up from approximately $3.2 million in 2021 to just over $13 million in 2022. That is a $10 million increase, so that was a good achievement on our part we believe. Probably more important is the reduction in losses from continuing operations, before other income (expenses) and income taxes. These were $12.5 million in 2021 and that loss has reduced to just over $1.4 million in 2022. So, that was an improvement of approximately $11.5 million. With regard to operations, we believe we can continue to grow the current revenue from our existing operations and we are working to add new revenue this year from Myrtle Recovery Centers - our new mental and behavioral health division. So, we’re optimistic that we can deliver a continued increase in revenues and get these operations profitable. Kevin, there are always hurdles to overcome but we are confident we have a model that works and will be well proven if we can access some new capital to duplicate it.

Davis: You know, I want to shift gears. Let’s go back to our previous interview - we talked about Myrtle Recovery Centers. On February 23, you told us that the company launched a site called myrtlerecoverycenters.com. I want to get an update on the behavioral health division, because I know you predicted an opening in the second quarter of 2023. Where are we at with that?

Lagan: As you say, we have previously indicated that this should open in the second quarter. Bluntly, we remain well on track to meet that time frame. There are three parts to this project: the facility, the licensure with the state, and the employees required. Work on site is complete - the facility is looking good and ready to accept patients. That is the first part. The licensure process is at an advanced stage with only a fire inspection required by the state to finalize a pre-opening site visit. We believe the fire inspection will be completed in a matter of days and we see no reason why a pre-opening site visit by the state would not result in the granting of the license. The total employed at the start of this project will be approximately 14 people and should grow to about 25 when we are at full capacity. We have an experienced CEO running the project, have secured adequate employees to open, and have more than adequate applications and interest to enable us to staff the facility when we are at full capacity. So, we believe we are well on schedule to open this within the second quarter. We also expect that most of our patients at this first, relatively small, 30-bed facility will be paid for by Medicaid or Medicare, and we believe it has the ability to add significant profitable revenues to our existing operations.

Davis: Incredible. I know another thing people have been excited about is the significant investment in your software division, which is called InnovaQor. They actually trade on the OTC Exchange under the ticker symbol ‘INQR’, so you definitely have some diversification there. I am wondering if you can give me an update on that and before you do, just kind of explain that overall structure to our new listeners.

Lagan: That was a software division that was underneath Rennova and we felt that we weren’t making the best progress that that division could make under Rennova, so it got separated out into what is now InnovaQor. They have an exciting project underway for the development of a medical professional’s communication network, specifically for people in the healthcare industry. Currently, small revenues and the company looks small, but that is an exciting project and we believe it will get funded and it will get off the ground fairly quickly. That network should generate significant revenues from subscription fees from added value solutions for that healthcare sector when it’s up and running. From our perspective, it is still our intention, subject to meeting the relevant regulations and requirements, to distribute some of the investment we have in InnovaQor to the Rennova shareholders. We can’t really commit to a timeframe as we speak, but we will get this done and it will be done as soon as practical and possible. That would mean as a return, we believe Rennova will shortly start to get repaid the money it has provided to support the project and we believe that our Rennova shareholders will also benefit from being shareholders directly in that project when it is a little further progressed.

Davis: You’ve been listening to Seamus Lagan, he has been updating us on Rennova Health - they trade on the OTC Exchange, under the ticker symbol ‘RNVA’. You can also visit them online at rennovahealth.com – they have a very nice interactive website with lots of information. Before we part ways for the day, I want to get a message from you. What do you want folks to take away from this interview before we see you again in 30 to 45 days?

Lagan: Kevin, I’d like listeners to continue to see the progress that we have made, particularly over the last year and that we hope to make. I think the message I am hoping they hear is that we expect to make continued progress in the immediate future - this year and beyond, that will see this company grow into something much more significant very shortly. Hopefully we can deliver some value, some opportunity for investors and shareholders as we continue to focus on that growth.

Davis: Well Seamus, I look forward to speaking with you in the next 30 to 45 days. I want to remind everybody, go to rennovahealth.com, check them out on the OTC Exchange under the ticker symbol ‘RNVA’. It has been an absolute pleasure today, thank you so much.

Lagan: Thank you, Kevin. I appreciate it.

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